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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                         EBANK FINANCIAL SERVICES, INC.

                                   ARTICLE ONE
                                      NAME

          The name of the Corporation is EBANK FINANCIAL SERVICES, INC.

                                   ARTICLE TWO
                                 CAPITALIZATION

      The Corporation shall have the authority, exercisable by its board of directors, to issue up to 15,000,000 shares of common stock, par value $.01 per share. In addition to the Common Stock, the corporation shall have the authority, exercisable by its Board of Directors, to issue 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), any part or all of such shares of Preferred Stock may be established and designated from time to time by the Board of Directors by filing an amendment to these Articles of Incorporation, which is effective without shareholder action, in accordance with the appropriate provisions of the Act, and any amendment or supplement thereto (a "Preferred Stock Designation"), in such series and with such preferences, limitations, and relative rights as may be determined by the Board of Directors. The number of authorized shares of Preferred Stock may be increased or decreased (but now below the number of shares thereof then outstanding) by the affirmative vote of a majority of the votes of the Common Stock, without a vote of the holders of the shares of Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock.

                                  ARTICLE THREE
                       INITIAL REGISTERED OFFICE AND AGENT

      The street address and county of the initial registered office of the corporation shall be at 6600 Powers Ferry Road, Suite 300, Atlanta, Georgia 30339. The initial registered agent of the corporation at such address shall be Richard Parlontieri.

                                  ARTICLE FOUR
                                  INCORPORATOR

      The name and address of the incorporator is as follows:

                              Neil E. Grayson, Esq.
                                First Union Plaza
                     999 Peachtree Street, N.E., Suite 1400
                             Atlanta, Georgia 30309

                                  ARTICLE FIVE
                       MAILING ADDRESS OF PRINCIPAL OFFICE

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      The mailing address of the initial principal office of the corporation is as follows:

                             6600 Powers Ferry Road
                                    Suite 300
                             Atlanta, Georgia 30339

                                   ARTICLE SIX
                        LIMITATION ON DIRECTOR LIABILITY

      No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

            (i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

            (ii) acts or omissions that involve intentional misconduct or a knowing violation of law;

            (iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code; and

            (iv) any transaction from which the director received an improper personal benefit.

      If at any time the Georgia Business Corporation Code (the "Code") shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.

      Any repeal or modification of the foregoing provisions of this Article Six shall not adversely affect the elimination or limitation of liability of alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

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                                  ARTICLE SEVEN
                                INITIAL DIRECTORS

      The name and address of the initial director of the corporation is:

                               Richard Parlontieri
                             6600 Powers Ferry Road
                                    Suite 300
                             Atlanta, Georgia 30339

      IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation on August 22, 1997.

                                          /s/ Neil E. Grayson
                                          --------------------------------------
                                          Neil E. Grayson, Esq., Incorporator